                                                                   EXHIBIT 10.26


                           IPO EQUITY OFFER AGREEMENT

        THIS IPO EQUITY OFFER AGREEMENT ("Agreement") is made and entered into as of July 10, 1999 ("Effective Date"), by and between MP3.COM, INC., a Delaware corporation ("MP3.com"), located at 10350 Science Center Dr., Building #14, San Diego, CA 92121, and ARKARO S.A., a Belgian corporation ("Arkaro") (and a subsidiary of Groupe Arnault, a French corporation ("GA")). MP3.com and Arkaro may be referred to individually as a "Party" and collectively as the "Parties."

        WHEREAS, MP3.com desires to offer Arkaro an opportunity to purchase, directly from MP3.com, shares of common stock to be registered under the Securities Act of 1933, as amended (the "Act"), in connection with MP3.com's initial public offering (the "IPO"); and

        WHEREAS, any purchase of such shares shall be conditioned upon the delivery to and acceptance by Arkaro of a final prospectus in accordance with the Act.

        NOW, THEREFORE, in consideration of the foregoing recitals and due and valid consideration hereby acknowledged, the Parties hereto agree as follows:

        1. IPO EQUITY OFFER. Subject to receipt of any necessary approvals from the National Association of Securities Dealers, Inc., which both parties shall use their reasonable best efforts to obtain, MP3.com shall offer Arkaro the opportunity (the "IPO Offer") to purchase directly from MP3.com simultaneously with MP3.com's IPO a number of shares of common stock equal to five percent (5%) of the number of shares of outstanding capital stock of MP3.com as of the effective date of the IPO (excluding any stock options, warrants or similar securities) but giving effect to (i) the closing of the IPO and (ii) the exercise by Arkaro of the IPO Offer (the "IPO Offer Shares"). In the event that Arkaro exercises its IPO Offer, Arkaro shall purchase the IPO Offer Shares directly from MP3.com at the price per share offered to the public in the IPO. MP3.com shall provide written notice to Arkaro at least three business days prior to the anticipated effective date of the IPO. Arkaro shall be required to provide written notice to MP3.com no later than two business days following its receipt of such notice of Arkaro's intention to exercise its IPO Offer, provided, however, that any purchase of the IPO Offer Shares by Arkaro shall be conditioned upon the delivery to and acceptance by Arkaro of a final prospectus in accordance with the Act. Arkaro's IPO Offer may only be exercised for the full amount of the IPO Offer Shares. The closing of Arkaro's purchase of the IPO Offer Shares from MP3.com (the "Closing") shall occur simultaneously with the closing of the sale of the underwritten shares of common stock in the IPO, which is expected to occur three business days following the date on which the Registration Statement on Form S-1 registering the IPO Offer Shares is declared effective by the United States Securities and Exchange Commission (the "SEC"). Payment by Arkaro for the IPO Offer Shares in the Closing shall be made by wire transfer to MP3.com's account at Imperial Bank, 701 "B" Street, Suite 600, San Diego, CA 92101, Routing# 122201444, Account# 0038-051-008, in exchange for a certificate representing the IPO Offer Shares. Such IPO Offer Shares shall be registered under the Act and shall bear no legends other than a stop-transfer legend pursuant to Section 2.4. The IPO Offer shall terminate as provided in the second sentence of Section 2.3 of the Advertising Agreement (as defined below) or if, as of the date of pricing of the IPO, GA is in default under that certain Advertising, Promotion and Marketing Agreement entered into by GA and MP3.com as of even date herewith


                                       1.

(the "Advertising Agreement"), including without limitation any default under
Section 2.3 or Section 2.5 of the Advertising Agreement.

        2.      EQUITY PROVISIONS.

                2.1 STANDSTILL PROVISION. Arkaro hereby covenants and agrees that from and after the Effective Date, except as contemplated in Section 1 of this Agreement or in the Advertising Agreement, Arkaro shall not, and shall not permit its affiliates (including parents, subsidiaries or other related entities), in any manner, singly or as part of a partnership, limited partnership, syndicate or other "Group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), directly or indirectly, to:

                        (a)     make, effect, initiate, cause or participate in
(i) any acquisition of beneficial ownership of any securities of MP3.com or any securities of any subsidiary or other affiliate of MP3.com, (ii) any acquisition of any assets of MP3.com or any assets of any subsidiary or other affiliate of MP3.com, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving MP3.com or any subsidiary or other affiliate of MP3.com, or involving any securities or assets of MP3.com or any securities or assets of any subsidiary or other affiliate of MP3.com, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of MP3.com;

                        (b) form, join or participate in a "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of MP3.com;

                        (c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of MP3.com;

                        (d) take any action that might require MP3.com to make a public announcement regarding any of the types of matters set forth in clause "(a)" of this sentence;

                        (e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause "(a)", "(b)", "(c)" or "(d)" of this sentence;

                        (f) assist, induce or encourage any other Person to take any action of the type referred to in clause "(a)", "(b)", "(c)", "(d)" or "(e)" of this sentence;

                        (g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

                        (h) request or propose publicly or in writing that MP3.com or any of MP3.com's representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 2.1.


                                       2.

                For the purposes of this Section 2.1, the term "Person" shall be broadly interpreted to include any individual and any corporation, partnership entity, group, tribunal or governmental authority.

                2.2 AGREEMENT NOT TO SELL. Arkaro agrees that, during the period beginning on the Effective Date and ending on the first anniversary of the effective date of MP3.com's IPO, Arkaro shall not, without the prior written consent of MP3.com, directly or indirectly sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of MP3.com held by it at any time during such period. Notwithstanding the foregoing, commencing on the six (6) month anniversary of the IPO, the foregoing restrictions shall lapse with respect to 10% of the IPO Offer Shares in each subsequent calendar month; provided, however, that Arkaro will not sell, transfer or dispose of more than 20% of the IPO Offer Shares in any month prior to the first anniversary of the effective date of MP3.com's IPO.

                2.3     TRANSFERS TO AFFILIATES. Notwithstanding the foregoing
Section 2.2, Arkaro may transfer the IPO Offer Shares to GA or any subsidiary of GA, subject to such transferee's consent to be bound by this Agreement to the same extent that Arkaro would be subject to this Agreement.

                2.4 STOP TRANSFER PROVISIONS. In order to enforce the provisions of this Section 2, MP3.com may impose stop-transfer instructions with respect to the securities held by Arkaro that are subject to the foregoing restrictions. When stop-transfer restrictions lapse with respect to any IPO Offer Shares, MP3.com shall, upon request of GA, reissue certificates representing such IPO Offer Shares without stop-transfer restrictions.

        3. DUE AUTHORIZATION. Each Party has all necessary corporate power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All corporate action on each Party's part required for the lawful execution and delivery of this Agreement and any related agreements has been effectively taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of each Party, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

        4.      GENERAL PROVISIONS.

                4.1 ENTIRE AGREEMENT. This Agreement, together with any Exhibits attached hereto, represents the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior agreements and communications of the Parties, oral or written.

                4.2 AMENDMENT AND WAIVER. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by all Parties hereto. The waiver by any party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.


                                       3.

                4.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflicts of laws. Arkaro agrees to submit to jurisdiction in California and further agrees that any cause of action arising under this Agreement must be brought exclusively in a court in San Diego County, California.

                4.4 SUCCESSORS AND ASSIGNS. No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, each Party may assign this Agreement to an entity who acquires substantially all of the stock or assets of a Party to this Agreement; provided that consent will be required in the event that the non-assigning Party reasonably determines that the assignee will not have sufficient capital or assets to perform its obligations hereunder, or that the assignee is a direct competitor of the non-assigning party. In addition, Arkaro may assign its rights under Section 1 to GA or any wholly-owned subsidiary of GA, subject to such assignee's consent to be bound by this Agreement to the same extent that Arkaro would be subject to this Agreement. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

                4.5 FORCE MAJEURE. No Party shall be liable for failure to perform or delay in performing any obligation (other than the payment of money) under this Agreement if such failure or delay is due to fire, flood, earthquake, strike, war (declared or undeclared), embargo, blockade, legal prohibition, governmental action, riot, insurrection, damage, destruction or any other similar cause beyond the control of such party.

                4.6 NOTICES. All notices, requests and other communications called for by this agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent via overnight courier for delivery by the next business day), if to MP3.com at 10350 Science Center Dr., #14, San Diego, CA 92121, attention President (e-mail: robin@mp3.com), with a copy to its Director of Legal Affairs (e-mail: przes@mp3.com), and if to Arkaro at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as each Party shall specify to the other Party. Notice by any other means shall be deemed made when actually received by the Party to which notice is provided.

                4.7 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not effect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                4.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

                4.9 AUTHORITY. Each of the Parties represents and warrants that the negotiation and entry of this Agreement will not violate, conflict with, interfere with, result in a breach of, or constitute a default under any other agreement to which they are a party.


                                       4.

                4.10 ATTORNEYS FEES. The prevailing party in any action to enforce this Agreement shall be entitled to reimbursement of its expenses, including reasonable attorneys' fees.


                                       5.

The Parties have caused this Agreement to be duly executed as of the Effective Date.



MP3.COM, INC.                                    ARKARO S.A.




By:__________________________________________    By:___________________________________________
Name:  Robin Richards                            Name:  Jean-Bernard Tellio
Title:  President and Chief Operating Officer    Title:  Vice President Investments and
                                                         Information Technology
Date:  July 10, 1999                             Date:  July 10, 1999


Address:  10350 Science Center Drive             Address:  30 Ave. Hoche
          Building #14                                     Paris 75008
          San Diego, CA 92121                              France
e-mail:   legal@mp3.com                          e-mail:   jb.tellio@lvmh.fr


                                       6.